HMS Holdings Corp.
401 Park Avenue South	Nasdaq: HMSY
New York, New York 10016
(212) 725-7965
(212) 857-5973 (fax)

PRESS RELEASE

Release:	April 15, 2004

Contact:	Laura Jo Snyder-Cruz, Investor Relations (212) 857-5986 (212) 857-5004 (fax) E-Mail: ir@hmsy.com http://www.hmsholdings.com

Archbold Named Interim Chief Financial Officer

New York, NY, April 15, 2004 — HMS Holdings Corp. (Nasdaq: HMSY) announced today that its Executive Vice President and Chief Financial Officer Philip Rydzewski has informed the Company of his intention to leave the Company. Consequently, as of April 22, 2004, pending the appointment of a new Chief Financial Officer, Thomas Archbold, the Company’s Vice President of Finance and Controller, will assume Mr. Rydzewski’s duties on an interim basis. Mr. Archbold is a Certified Public Accountant and the former Chief Financial Officer of Langer Orthopedics, a publicly traded healthcare company. Mr. Rydzewski has agreed to assist the Company with transition of his financial responsibilities.

     William F. Miller III, the Company’s Chairman, stated that “Phil Rydzewski has been a critical contributor over the last several years to the efforts of our management team to restructure our business and position it for future growth. We are grateful for the time Phil was with us. We will miss Phil and wish him well as he pursues the next opportunity in his career.”

     HMS Holdings Corp. provides revenue management, cost containment and business office outsourcing services to healthcare payors and providers. We help our clients increase revenue, accelerate collections and reduce operating and administrative costs.

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